Exhibit 99.2

November 25, 2015

Rennova Health to Present at the LD

Micro Main Event

WEST PALM BEACH, FL / ACCESSWIRE / November 25, 2015 / Rennova Health, Inc. (NASDAQ: RNVA), a company that provides industry leading diagnostics and supportive software solutions to healthcare providers, today announced that it will be presenting at the 8th annual LD Micro Main Event on December 2nd at 10:30 AM PST/1:30 PM EST. Seamus Lagan, Chief Executive Officer of Rennova Health, will be giving the presentation and meeting with investors.

A live audio webcast of Mr. Lagan's presentation will be available in the investor section of Rennova Health's website, www.rennovahealth.com, where it will also be archived for 90 days.

The conference will be held at the Luxe Sunset Bel Air Hotel and will feature 210 companies in the small/micro-cap space.

About Rennova Health

Rennova Health (Nasdaq: RNVA) owns and operates five diagnostics laboratories across the United States that provide clinical testing services specializing in toxicology testing for pain management clinics, drug and alcohol rehabilitation facilities and neurotransmitter testing. It offers its customers a complete, turnkey software product including: a proprietary laboratory ordering and reporting application, an advanced laboratory information management system, electronic health records, and an industry-leading platform for interpreting and reporting complex test results to physicians. Rennova's software is differentiated from that of its competitors by the breadth of its services, each of which is branded separately and is made available to physician groups in whole or in part. The software permits efficient and easy ordering and reporting, electronic health records integration, medical billing services and compliance, and diagnostic interpretation. For more information see www.rennovahealth.com.

About LD Micro

LD Micro is an investment newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published reports on select companies throughout the year. The firm also hosts the LD Micro Invitational in June. It is a nonregistered investment advisor. For more information, please contact 408-457-1042 or visit www.ldmicro.com.

Investors

LHA

Kim Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss(bvoss@lhai.com)

(310) 691-7100

SOURCE: Rennova Health